Exhibit 10.47
Mr. Kevin W. McAleer
17516 Oak Mount Place
Dallas, Texas 75287
     Re:      Amendment of Compensation Letter
Dear Kevin:
     This letter agreement (the “Amendment Agreement”) amends that certain compensation letter between you and Penson Worldwide, Inc. (“PWI”) dated as of February 15, 2006 (the “Compensation Letter”).
     You and PWI have agreed to amend the terms and conditions of the Compensation Letter in order to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, you and PWI hereby agree that, effective December 31, 2008, the Compensation Letter shall be amended as follows:
     1. Payment of Bonus. Any bonus payable to you with respect to any year pursuant to Section 2 of the Compensation Letter will be paid to you not later than the 15th day of the third calendar month following the close of such calendar year.
     2. Severance Payment. Any severance payable to you under Section 8 of the Compensation Letter will be paid in accordance with PWI’s normal payroll practices for salaried employees commencing with the payroll date coincident with or following your Separation from Service (as such term is defined under Section 409A). Any such payments to which you become entitled shall be treated as a right to a series of separate payments for purposes of Section 409A, and each such separate payment that becomes due and payable during the period commencing with the date of your Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a “Short-Term Deferral Payment” and shall be paid during that period.
     3. Compliance with Section 409A.
          a. The Compensation Letter as amended by this Amendment Agreement is intended to comply with the requirements of Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder.
          b. Notwithstanding any provision to the contrary in the Compensation Letter as amended by this Amendment Agreement, no payments or benefits to which you become entitled under the Compensation Letter in connection with the termination of your employment with the Company shall be made or paid to you prior to the earlier of (i) the first day of the seventh (7th) month following the date of your Separation from Service due to such termination of employment or (ii) the date of your death, if you are deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans subject to Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 3b shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If you are so identified on any such December 31, you shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.
          c. Unless required by Section 409A, the six-month holdback set forth in Section 3b above shall not be applicable to (i) any severance payments that qualify as Short-Term Deferral Payments and (ii) any remaining portion of such severance payments paid after your Separation from Service to the extent (A) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had your Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which you have a Separation from Service, and (B) such severance payments are to be made to you no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.
     6. Right to Advice of Counsel. You acknowledge that you have had the right to consult with counsel and are fully aware of your rights and obligations under the Compensation Letter and this Amendment Agreement.
     7. Remaining Terms: Except for the amendments set forth in this Amendment Agreement, all of the other terms of the Compensation Letter shall remain in full force and effect. This Amendment Agreement does not modify or affect your at-will employment status, which means that you or the Company may terminate your employment relationship at any time for any reason, with or without cause.

Penson Worldwide, Inc.

By: /s/ Philip A. Pendergraft

Title: CEO

Agreed and Acknowledged:

Date: December 31, 2008	/s/ Kevin W. McAleer
Kevin W. McAleer

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